Exhibit 10.5

AMENDED AND RESTATED

FUJITSU-SPANSION PATENT CROSS-LICENSE AGREEMENT

THIS AMENDED AND RESTATED FUJITSU-SPANSION PATENT CROSS-LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2005 (the “Amendment Date”), by and between Fujitsu Limited, a Japanese corporation (“Parent” or “Fujitsu”) and Spansion Inc., a Delaware corporation (“Spansion”). Parent and Spansion are hereinafter also referred to, collectively, as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of June 30, 2003 (the “Effective Date”), Fujitsu and Spansion LLC, a Delaware limited liability company (“LLC”), entered into that certain Fujitsu-Spansion Patent Cross-License Agreement (the “Fujitsu-Spansion PXL”);

WHEREAS, the Parties hereto hereby desire to amend and restate the Fujitsu-Spansion PXL, including substituting Spansion for LLC as a Party hereto, and LLC consents to such substitution as set forth below;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, Parent and Spansion agree as follows:

AGREEMENT

1. DEFINITIONS; INTERPRETATION

1.1 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.1.1 “Acquired Party” means a Party or the Semiconductor Group of a Party that has undergone a Change of Control.

1.1.2 “Acquired Party Covered Product” has the meaning set forth in Section 9.3.3(a).

1.1.3 “Acquirer” means a Third Party that, through a Change of Control of an Acquired Party, either (a) acquires, through any transaction or series of related transactions, ownership of securities representing more than fifty percent (50%) of the power to elect Acquired Party’s board of directors or other managing authority, or in the case Acquired Party is a non-corporate Person, equivalent interests, (b) consolidates with or merges with or into Acquired Party, or has Acquired Party merged into it, or (c) purchases or otherwise receives transfer of all or a substantially all of the assets or business of Acquired Party.

1.1.4 “Acquirer Competitive Product” has the meaning set forth in Section 9.3.3(b).

1.1.5 “Acquirer Licensed Patents,” with respect to an Acquirer to which this Agreement is assigned pursuant to Section 10.6, means all Patents that, as of the effective date of such assignment or thereafter during the Term, are wholly owned by Acquirer, or as to which, and only to the extent and subject to the conditions under which, Acquirer has the right, as of the effective date of such assignment or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless the non-assigning Party undertakes to pay directly or to reimburse Acquirer for any such royalties or other consideration, in which case such Patents shall be included within the Acquirer Licensed Patents), except for payments to a Subsidiary of Acquirer sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of Acquirer or any Subsidiary of Acquirer sublicensed hereunder.

1.1.6 “Aggregate Ownership Interest” has the meaning set forth in the Certificate of Incorporation.

1.1.7 “AMD” means Advanced Micro Devices, Inc., a Delaware corporation.

1.1.8 “AMD Investments” means AMD Investments, Inc., a Delaware corporation and an indirect wholly owned subsidiary of AMD.

1.1.9 “Assigned Patent Rights” has the meaning set forth in the Intellectual Property Contribution and Ancillary Matters Agreement.

1.1.10 “Auxiliary Part” means input/output means, supporting means, terminal members, conductors or equivalent interconnecting members, housing means, any environmental controlling means included within such housing means or unitary with such housing means and active and/or passive elements unitarily or separately combined with a Semiconductor Product and any other parts, primarily useable in or for manufacturing, assembling or packaging Semiconductor Products.

1.1.11 “Certificate of Incorporation” means the Certificate of Incorporation of Spansion Inc., as of the Amendment Date.

1.1.12 “Change of Control” shall be deemed to have occurred, with respect to a Person (which, for purposes of this Section 1.1.12 also includes the Semiconductor Group of either Party), when: (a) any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than fifty percent (50%) of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of such Person, or in the case such Person is a non-corporate Person, equivalent interests; (b) such Person consolidates with or merges with or into any other Person, or any other Person merges into such Person, unless immediately after such consolidation or merger, the Persons that, prior to such consolidation or merger, owned the then-outstanding securities of such Person entitled to vote generally in elections of directors, or in the case such Person is a non-corporate Person, equivalent interests, own in the aggregate at least fifty percent (50%) of such securities or equivalent interests of the surviving entity; or (c) such Person sells or otherwise transfers all or substantially all of the assets or business of such Person.

1.1.13 “Change of Control Date” means, with respect to the Change of Control of a Person, the effective date of such Change of Control.

1.1.14 “Circuit Patents” means those Licensed Patents that claim a plurality of active and/or passive elements for generating, receiving, transmitting, storing, transforming or acting in response to electrical signal(s) to achieve a particular function, provided that Circuit Patents shall not include Process Patents.

1.1.15 “Class D Common Stock” shall mean the Class D Common Stock, $0.01 par value per share, of Spansion.

1.1.16 “Contribution Agreement” means that certain Contribution Agreement, dated as of June 30, 2003, by and among, AMD, AMD Investments, Fujitsu, FMH and FASL LLC (now Spansion LLC), as amended.

1.1.17 “Control” (including “Controlled,” “Controlling” and other forms thereof), with respect to a Person, means beneficial ownership, directly or indirectly, of securities representing more than fifty percent (50%) of the power to elect such Person’s board of directors or other managing authority, or in the case of a non-corporate Person, equivalent interests.

1.1.18 “Conversion Date” means the date that the Class D Common Stock of Spansion is converted into Class A Common Stock in accordance with the Certificate of Incorporation.

1.1.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.20 “Exchange Rate” means, with respect to any payment by Spansion to Parent, the exchange rate for bank cable transfers from the applicable currency to United States dollars as quoted by Bloomberg, L.P.

1.1.21 “Effective Date” has the meaning set forth in the recitals of this Agreement.

1.1.22 “Existing Product” of a Person, as of a certain date, means a Licensed Product developed by or for such Person and being made (or have made) and offered for sale by such Person on or prior to such date.

1.1.23 “FMH” means Fujitsu Microelectronics Holding, Inc., a Delaware corporation and wholly owned subsidiary of Fujitsu.

1.1.24 “Fujitsu” shall have the meaning set forth in the first paragraph of this Agreement.

1.1.25 “Fujitsu-Spansion PXL” shall have the meaning set forth in the recitals of this Agreement.

1.1.26 “Intellectual Property Contribution and Ancillary Matters Agreement” means that certain Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement entered into as of December 21, 2005 by and among Fujitsu, Spansion, STI, AMD Investments and AMD.

1.1.27 “Licensed Patents” means, collectively, the Spansion Licensed Patents, the Parent Licensed Patents, and the Subsidiary Licensed Patents of each Subsidiary of Parent that, pursuant to Section 5.1, is granted sublicenses of the rights, licenses and immunities granted to Parent under Sections 2, 3 and 4.

1.1.28 “Licensed Product” means any of the items described in the following clauses (a) through (d) and/or parts thereof:

(a) Semiconductive Material;

(b) Auxiliary Part;

(c) Semiconductor Product; or

(d) Manufacturing Apparatus.

1.1.29 “LLC” has the meaning set forth in the first paragraph of this Agreement.

1.1.30 “Manufacturing Apparatus” means any instrumentality or aggregate of instrumentalities primarily designated for use in the making of any of the items set forth in clauses (a) through (c) of Section 1.1.28 and/or parts thereof.

1.1.31 “Net Sales” with respect to a product, means the gross amounts invoiced by Spansion and its Subsidiaries for the sale or other distribution of the product within any country, less (a) separately stated charges for sales and use taxes, excise taxes, customs duties and other similar taxes, and (b) any amounts that Spansion and its Subsidiaries actually paid for the non-Spansion Content, if any, of such product.

1.1.32 “Non-Semiconductor Group,” with respect to a Party, means any of such Party’s internal groups or other organizations that is not the Semiconductor Group of such Party.

1.1.33 “Offering Documents” has the meaning set forth in the Intellectual Property Contribution and Ancillary Matters Agreement.

1.1.34 “Parent” has the meaning set forth in the first paragraph of this Agreement.

1.1.35 “Parent Licensed Patents” means all Patents that, as of the Effective Date or thereafter during the Term, are wholly owned by Parent, or as to which, and only to the extent and subject to the conditions under which, Parent has the right, as of the Effective Date or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless Spansion undertakes to pay directly or to reimburse Parent for any such royalties or other consideration, in which case such Patents shall be included within the Parent Licensed Patents), except for payments to a Subsidiary of Parent sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of Parent or any Subsidiary of Parent sublicensed hereunder.

1.1.36 “Party” and “Parties” have the respective meanings set forth in the first paragraph of this Agreement.

1.1.37 “Patents” means all classes or types of patents (including design patents) and utility models of all countries of the world issued or issuing on patent or utility model applications entitled to an effective filing date that is on or before the end of the Term, and respective applications therefor, together with any divisions, continuations and continuations-in-part and reissues and results of re-examinations thereof.

1.1.38 “Pending Product” of a Person, as of a certain date, means a Licensed Product developed by or for such Person that such Person reasonably expects to tapeout within eighteen (18) months of such date (as specified in a then-current written product roadmap as of such date) and that such Person reasonably expects to make (or have made) and sell commencing reasonably promptly thereafter.

1.1.39 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or governmental authority.

1.1.40 “Process Patents” means those Licensed Patents that claim (a) a process for designing and/or making Licensed Products, including equipment used therefor, (b) materials comprising or used in the manufacturing of Licensed Products, or (c) a structure for the arrangement or interrelationship of regions, layers, electrodes or contacts of Licensed Products.

1.1.41 “Royalty Payment” has the meaning set forth in Section 6.1.

1.1.42 “Semi-Annual Period” means each half of Spansion’s fiscal year; provided, however, that the last Semi-Annual Period shall end on the effective date of any termination of this Agreement.

1.1.43 “Semiconductive Element” means an element consisting primarily of a body of Semiconductive Material having a plurality of electrodes associated therewith, whether or not said body consists of a single Semiconductive Material or of a multiplicity of such materials, whether or not said body has, therein and/or thereon, one or more junctions and whether or not said body includes one or more layers or other regions (constituting substantially less than the whole of said body) of a material or materials which are of a type other than Semiconductive Material, and if provided as a part thereof, said element includes passivating means thereof.

1.1.44 “Semiconductive Material” means any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity increases with increasing temperature over some temperature range.

1.1.45 “Semiconductor Group,” with respect to a Party, means the internal group or other organization of such Party having as its primary activities the research and development and making of Semiconductor Products for, and selling of Semiconductor

Products to, the semiconductor merchant market. The Spansion Semiconductor Group currently consists of Spansion in its entirety. The Parent Semiconductor Group currently consists of (and is limited to) the Electronic Devices Group of Parent.

1.1.46 “Semiconductor Product” means:

(a) a Semiconductive Element; or

(b) a Semiconductive Element and one or more films of conductive, semiconductive or insulating materials formed on a surface or surfaces of such Semiconductive Element, said film or films comprising one or more conductors, active or passive electrical circuit elements or any combination thereof; or

(c) a unitary assembly consisting of one or more of the elements described in clauses (a) and/or (b) of this Section 1.1.46 having a fixed permanent physical relationship established therebetween; or

(d) a unitary assembly consisting primarily of (i) one or more of the elements described in clauses (a), (b) and/or (c) of this Section 1.1.46, and (ii) one or more film devices having a fixed permanent physical relationship established therebetween.

Semiconductor Product includes, if provided therewith as a part thereof, (A) Auxiliary Parts and (B) additional electrical circuits constituted thereby and integrally included therein, provided that such Auxiliary Parts and additional electrical circuits are incidental to the functionality of such Semiconductor Products.

1.1.47 “Spansion” has the meaning set forth in the first paragraph of this Agreement.

1.1.48 “Spansion Content” means components or products manufactured by Spansion or a Spansion Subsidiary, or components or products specifically manufactured by any other Entity, including AMD or Fujitsu or any third party subcontractor or foundry, on behalf of Spansion or a Spansion Subsidiary at Spansion’s or the Spansion Subsidiary’s direction and based on (a) technology or intellectual property owned by Spansion, or which Spansion otherwise has the right to use, or (b) designs provided by Spansion, which designs are proprietary to Spansion or a third party licensor of Spansion.

1.1.49 “Spansion Japan” means Spansion Japan Limited, a Japanese corporation.

1.1.50 “Spansion Licensed Patents” means all Patents that, as of the Effective Date or thereafter during the Term, are wholly owned by Spansion or any of its Subsidiaries that are subject to control by the Spansion Semiconductor Group, or as to which, and only to the extent and subject to the conditions under which, Spansion or any of its Subsidiaries that are subject to control by the Spansion Semiconductor Group has the right, as of the Effective Date or thereafter during the Term, to grant licenses or sublicenses without such grant resulting in the payment of royalties or other consideration to third parties (unless Parent undertakes to pay directly or to reimburse Spansion and/or its Subsidiaries, as applicable, for any such royalties or other consideration, in which case such Patents shall be included within the Spansion Licensed Patents), except for payments to Spansion or any of its

Subsidiaries that are subject to control by the Spansion Semiconductor Group or payments to Persons for inventions made by such Persons while employees or contractors of Spansion or any of its Subsidiaries that are subject to control by the Spansion Semiconductor Group. Notwithstanding any of the foregoing, Spansion Licensed Patents do not include any Assigned Patent Rights.

1.1.51 “STI” means Spansion Technology Inc., a Delaware corporation, a wholly owned subsidiary of Spansion.

1.1.52 “Subsidiary” of a Party means any other Person that is Controlled by such Party, but such other Person shall be deemed to be a Subsidiary only so long as such Control exists. Notwithstanding the foregoing, neither Spansion nor any Subsidiaries of Spansion shall be deemed a Subsidiary of Parent.

1.1.53 “Subsidiary Licensed Patents,” with respect to a Subsidiary of Parent that, pursuant to Section 5.1, is granted sublicenses of the rights, licenses and immunities granted to Parent under Sections 2, 3 and 4, means all Patents that, as of the date of sublicense or thereafter during the Term, are wholly owned by such Subsidiary, or as to which, and only to the extent and subject to the conditions under which, such Subsidiary has the right, as of the date of sublicense or thereafter during the Term, to grant licenses or sublicenses, without such grant resulting in the payment of royalties or other consideration to third parties (unless Spansion undertakes to pay directly or to reimburse such Subsidiary for any such royalties or other consideration, in which case such Patents shall be included within the Subsidiary Licensed Patents), except for payments to Parent or any other Subsidiary of Parent sublicensed hereunder or payments to Persons for inventions made by such Persons while employees or contractors of such Subsidiary or any other Subsidiary of Parent sublicensed hereunder.

1.1.54 “Successor Product” means a subsequent or follow-on version of an Acquired Party Covered Product or Acquirer Competitive Product that is based on substantially the same technology (including “process shrinks” of such products and other incremental improvements thereto) as such Acquired Party Covered Product or Acquirer Competitive Product without the benefit of fundamental advances in design, and that is intended to replace such Acquired Party Covered Product or Acquirer Competitive Product and to be used in the same type of application (e.g., personal computer, mobile phone, etc.).

1.1.55 “Term” means the period commencing on the Effective Date and ending on the effective date of the termination of this Agreement pursuant to Section 9.

1.1.56 “Termination Agreement” means that certain Termination Agreement entered into as of June 30, 2003 by and among Parent, AMD, and Fujitsu AMD Semiconductor Limited (now Spansion Japan).

1.1.57 “Third Party” means any Person other than the Parties and other than any Person Controlling, Controlled by or under common Control with either Party.

1.1.58 “Transaction Document” has the meaning set forth in the Contribution Agreement.

1.1.59 “Treaty” has the meaning set forth in Section 6.6.

1.2 Interpretation.

1.2.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.” The words “make” and “have made” include the acts of developing, assembling, packaging and/or testing.

1.2.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2. MUTUAL RELEASE

2.1 Release by Spansion. Spansion hereby releases, acquits and forever discharges Parent hereunder from any and all claims or liability for infringement or alleged infringement of any Spansion Licensed Patent by performance of acts prior to the date on which such Patent becomes a Spansion Licensed Patent that, if performed on or after such date, would be acts licensed, sublicensed or immunized hereunder.

2.2 Release by Parent. Parent hereby releases, acquits and forever discharges Spansion hereunder from any and all claims or liability for infringement or alleged infringement of any Parent Licensed Patent by performance of acts prior to the date on which such Patent becomes a Parent Licensed Patent that, if performed on or after such date, would be acts licensed, sublicensed or immunized hereunder.

3. GRANTS OF LICENSE

3.1 Grant by Spansion. Subject to the terms and conditions of this Agreement, Spansion hereby grants to Parent a non-exclusive and non-transferable (except pursuant to Section 10.6) license under Spansion Licensed Patents:

3.1.1 to make, have made, use, sell, offer to sell, lease, import or otherwise dispose of Licensed Products (other than Manufacturing Apparatuses) anywhere in the world; and

3.1.2 to make, have made and use Manufacturing Apparatuses anywhere in the world, and to sell, offer to sell, lease, import or otherwise dispose of such Manufacturing Apparatuses anywhere in the world.

3.2 Grant by Parent. Subject to the terms and conditions of this Agreement, Parent hereby grants to Spansion a non-exclusive and non-transferable (except pursuant to Section 10.6) license under Parent Licensed Patents:

3.2.1 to make, have made, use, sell, offer to sell, lease, import or otherwise dispose of Licensed Products (other than Manufacturing Apparatuses) anywhere in the world; and

3.2.2 to make, have made and use Manufacturing Apparatuses anywhere in the world, and to sell, offer to sell, lease, import or otherwise dispose of such Manufacturing Apparatuses anywhere in the world.

3.3 Non-Semiconductor Groups.

3.3.1 Notwithstanding anything to the contrary in this Agreement, the rights, licenses and immunities granted by Parent hereunder to Spansion (and the definition of Parent Licensed Patents included in such grant) shall exclude Licensed Patents of any Parent Non-Semiconductor Group. No Parent Non-Semiconductor Group may exercise the rights, licenses and immunities granted hereunder to Parent for Licensed Products, except with respect to Licensed Products that are made by or for the Parent Semiconductor Group or a Subsidiary sublicensed hereunder.

3.3.2 Notwithstanding anything to the contrary in this Agreement, the rights, licenses and immunities granted by Spansion hereunder to Parent (and the definition of Spansion Licensed Patents included in such grant) shall exclude Licensed Patents of any Spansion Non-Semiconductor Group. No Spansion Non-Semiconductor Group may exercise the rights, licenses and immunities granted hereunder to Spansion for Licensed Products, except with respect to Licensed Products that are made by or for the Spansion Semiconductor Group or a Subsidiary sublicensed hereunder.

4. IMMUNITY FOR CUSTOMERS AND USERS

4.1 Grant of Immunity by Spansion. The licenses granted to Parent pursuant to Section 3 shall include immunity for (and Spansion hereby covenants not to sue) the resellers, distributors, users and other customers, direct or indirect, of Parent for Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of by or for or on behalf of Parent as set forth herein (whether such products are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations or parts of such other products or services other than the Licensed Products). With respect to products made by Parent on a foundry basis where a customer engages Parent as a foundry to make products for resale in the semiconductor merchant market by such customer based on designs, logic and/or specifications of such customer, the immunities granted to such customer pursuant to this Section 4 shall extend only to any Parent materials, information or technology supplied to such customer or incorporated in such products, or the process or method used to make such products. For purposes of clarification, the foregoing shall not affect in any way the licenses and immunities granted to Parent and its resellers, distributors, users and other customers (to the extent such other customers are not engaging Parent as a foundry as described above), direct or indirect, by this Agreement, including Sections 3 and 5 and this Section 4. The sale or other disposition to resellers, distributors, users and other customers, direct or indirect, of products by Parent does not convey any license or immunity, by implication, estoppel, or otherwise, to such resellers, distributors, users and other customers, direct or indirect, under Patent claims covering combinations of such products with other devices or elements.

4.2 Grant of Immunity by Parent. The licenses granted to Spansion pursuant to Section 3 shall include immunity for (and Parent hereby covenants not to sue) the resellers, distributors, users and other customers, direct or indirect, of Spansion for Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of by or for or on behalf of Spansion as set forth herein (whether such products are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations or parts of such other products or services other than the Licensed Products). With respect to products made by Spansion on a foundry basis where a customer engages Spansion as a foundry to make products for resale in the semiconductor merchant market by such customer based on designs, logic and/or specifications of such customer, the immunities granted to such customer pursuant to this Section 4 shall extend only to any Spansion materials, information or technology supplied to such customer or incorporated in such products, or the process or method used to make such products. For purposes of clarification, the foregoing shall not affect in any way the licenses and immunities granted to Spansion and its resellers, distributors, users and other customers (to the extent such other customers are not engaging Spansion as a foundry as described above), direct or indirect, by this Agreement, including Sections 3 and 5 and this Section 4. The sale or other disposition to resellers, distributors, users and other customers, direct or indirect, of products by Spansion does not convey any license or immunity, by implication, estoppel, or otherwise, to such resellers, distributors, users and other customers, direct or indirect, under Patent claims covering combinations of such products with other devices or elements.

5. EXTENSION OF LICENSE

5.1 Right of Parent. Parent shall have the right to grant sublicenses of the rights, licenses and immunities granted to Parent under Sections 2, 3 and 4, to a Subsidiary of Parent that is subject to control by the Semiconductor Group, but subject to the condition that such Subsidiary grants a license to Spansion under its Subsidiary Licensed Patents, if any. Any such grant-back license shall otherwise be of a scope equivalent to that of Section 3.2. For purposes of clarification, (a) except as set forth in Section 5.2, it is an option, and not an obligation, for a Subsidiary to grant back such a license, unless and until such Subsidiary elects to be granted a sublicense of such rights, licenses and immunities, and (b) even without obtaining such a sublicense, a Subsidiary of Parent (whether subject to control by the Semiconductor Group or a Non-Semiconductor Group) may exercise the rights, licenses and immunities granted hereunder to Parent solely for Licensed Products that are made by or for the Semiconductor Group or a Subsidiary of Parent sublicensed hereunder.

5.2 Semiconductor Group Subsidiaries. If requested by Spansion, Parent shall cause a Subsidiary actually controlled by the Semiconductor Group of Parent to grant a license to Spansion under Section 5.1, in which case such Subsidiary shall be deemed sublicensed pursuant to Section 5.1.

5.3 Right of Spansion. Spansion shall have the right to grant sublicenses of the rights, licenses and immunities granted to Spansion under Sections 2, 3 and 4, to Subsidiaries of Spansion that are subject to control by the Spansion Semiconductor Group.

5.4 No Other Right. A Party shall not have the right to grant sublicenses of the Patents licensed hereunder except as provided in this Section 5.

6. ROYALTIES

6.1 Royalty Payments. In consideration of the licenses set forth in Section 3.2 with respect to Parent Licensed Patents, Spansion shall pay to Parent the following royalty payments (each a “Royalty Payment”).

6.1.1 From the Amendment Date until the Conversion Date, three-tenths of one percent (0.3%) of Net Sales of Licensed Products; and

6.1.2 During the two-year period following the Conversion Date, fifteen one-hundredths of one percent (0.15%) of Net Sales of Licensed Products.

Spansion shall not owe any royalties on Net Sales of Licensed Products occurring on or after the second anniversary of the Conversion Date in consideration of the license hereunder to Parent Licensed Patents.

6.2 Reports. Spansion shall: (a) keep accurate and detailed accounts and records of all Royalty Payments due under this Agreement; and (b) within sixty (60) days after the last day of each Semi-Annual Period, deliver to Parent a statement of all Royalty Payments due to Parent, if any, during such Semi-Annual Period.

6.3 Payment Terms. Royalty Payments for Net Sales occurring during each Semi-Annual Period shall be made within sixty (60) days from the end of such Semi-Annual Period. All amounts payable by Spansion to Parent shall be paid by wire transfer of U.S. Dollars in immediately available funds to such financial institution and account number as Parent may designate in writing to Spansion.

6.4 Exchange Rates. In the event of any Net Sales from the sale or other distribution of a Licensed Product by Spansion in any currency other than U.S. Dollars, for purposes of determining the Royalty Payment, Spansion shall use the monthly average of the closing quote of the Exchange Rate for the month in which such sale or other distribution was effected.

6.5 Late Payments. If Spansion fails to make any payment on or before the required payment date, Spansion shall be liable for interest on such payment, for the period commencing on such required payment date and ending on the date such payment is made, at the rate of ten percent (10%) per annum or the maximum amount allowed by Applicable Law, whichever is less.

6.6 Taxes. In the event that Spansion is required by Applicable Law to withhold any Tax from any amount payable by Spansion to Parent hereunder, (a) Spansion shall withhold such Tax and remit such withheld amount to the appropriate Governmental Authorities in accordance with Applicable Law and shall promptly report to Parent the amounts and dates of all such withholdings, and (b) the amount otherwise payable to Parent by Spansion hereunder upon which such withholding is based shall be decreased accordingly; provided, that Spansion shall in all events provide Parent with five Business Days advance written notice of the amount of any withholding to be made hereunder. Parent hereby represents, and Spansion hereby acknowledges, that Parent is a “Kabushiki Kaisha” formed under the laws of Japan, that Parent is entitled to the benefits of the income tax treaty between the United States and Japan (the “Treaty”) as of the date hereof, and that the income payable to Parent hereunder does not constitute income attributable to a permanent establish of Parent within the United States. Parent has provided and shall provide to Spansion from time to time properly completed and executed IRS Forms W-8BEN (or relevant successor forms) with respect to the payments to be made hereunder and such other documentation as may reasonably be required by Spansion in order to establish the continuing eligibility of Parent for the benefits set forth in the Treaty. Spansion shall promptly furnish Parent with official copies (or certified copies if official copies are not available) of each Tax receipt received from any Governmental Authority and a copy of any document pertaining to Parent filed with any Governmental Authority (including United States Internal Revenue Service Form 1042-S), and shall furnish Parent with such other documentation relating to any such deductions or withholdings as may be reasonably requested by Parent. If at any time Parent believes that Spansion may in the future adopt withholding practices in respect of Parent that are not in accordance with the requirements of Applicable Law, Parent shall notify Spansion of the basis for its objection to such withholding practices and, if the matter cannot be resolved by agreement, Spansion shall refer the issue to an independent law firm of national stature (which shall not be a law firm that is regularly used by Spansion or AMD), which shall advise Spansion concerning the legal obligations of Spansion in respect of withholding, and thereafter Spansion shall act consistently with such advice in matters pertaining to withholding. If Spansion acts in accordance with the advice of such law firm and a Governmental Authority later asserts in writing to any Party that Spansion failed to withhold Tax from amounts payable to Parent hereunder at the time and/or in the amounts required by Chapter 3 of the Code or comparable provisions of other Tax laws in respect of Parent, then Parent shall promptly upon receipt of a copy of such writing accompanied by a written notice from Spansion specifying that a payment is required pursuant to this Section 6.6 pay to such Governmental Authority an amount in full satisfaction of the amount of Taxes so asserted by such Governmental Authority. If Parent does not promptly pay such amount to such Governmental Authority, then, unless Parent provides satisfactory written evidence of settlement in full of the matter asserted by the Governmental Authority, Spansion shall withhold such amount from the next payment(s) to Parent, shall promptly pay such withheld amounts over to such Governmental Authority in payment of such asserted liability for Taxes.

6.7 Audit. Parent may audit the books and records of Spansion and its Subsidiaries as may reasonably be required to verify the accuracy and sufficiency of Spansion’s payment of Royalty Payments hereunder. Any such audit shall be at Parent’s expense; provided that, if such audit reveals an underpayment of five percent (5%) or more, Spansion shall promptly pay to Parent all costs and expenses of such audit. Spansion shall promptly pay Parent the amount of any underpayment revealed by any such audit. Parent’s rights under this provision, with respect to Royalty Payments paid and payable on Net Sales occurring during each Semi-Annual Period, shall continue for a period of six (6) years after the last day of such Semi-Annual Period.

7. WARRANTIES AND DISCLAIMERS

7.1 Warranties. Subject to Section 10.1, each Party represents and warrants to the other Party that it has the right, and will continue during the term of this Agreement to have the right, to grant to or for the benefit of the other Party the rights and licenses granted hereunder in accordance with the terms of this Agreement and such grant of rights and licenses does not, and will not during the term of this Agreement, conflict with the rights and obligations of such Party under any other license, agreement, contract or other undertaking.

7.2 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY TRANSACTION DOCUMENT OR OFFERING DOCUMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

8. LIMITATION OF LIABILITY

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. TERM AND TERMINATION

9.1.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect until the later to occur of (a) the tenth (10th) anniversary of the Effective Date, or (b) Parent transferring 100% of its Aggregate Ownership Interest in Spansion, at which time this Agreement shall terminate, unless earlier terminated as set forth in this Section 9.

9.2 Termination for Change of Control of Party. Either Party shall have the right to terminate this Agreement, or to invoke the provisions of Section 9.3.3 if this Agreement was previously terminated, in the event the other Party or its Semiconductor Group undergoes a Change of Control (including a Change of Control in connection with bankruptcy proceedings of such other Party) by giving thirty (30) days’ written notice of termination or invocation to the other Party, provided that the terminating or invoking Party must exercise such right no later than ninety (90) days after receiving notice of such Change of Control.

9.3 Effect on Licenses

9.3.1 Upon termination of this Agreement pursuant to Section 9.1.1, the rights, licenses and immunities granted by each Party and its Subsidiaries hereunder shall survive such termination and shall continue until the expiration of the last to expire of the Licensed Patents, subject to Sections 9.2 and 9.3.3.

9.3.2 Upon termination of this Agreement pursuant to Section 9.2, the rights, licenses and immunities granted by each Party and its Subsidiaries hereunder shall survive such termination solely under those Licensed Patents that are entitled to an effective filing date that is on or before, and are licensed as of, the Change of Control Date, and shall continue until the expiration of the last to expire of such Licensed Patents, subject to Sections 9.2 and 9.3.3.

9.3.3 Upon termination of this Agreement pursuant to Section 9.2 or invocation of the provisions of this Section 9.3.3 pursuant to Section 9.2, the rights, licenses and immunities granted under Circuit Patents to Acquired Party and its Subsidiaries hereunder shall be limited solely to:

(a) each Existing Product and Pending Product of Acquired Party and its Subsidiaries sublicensed hereunder as of the Change of Control Date (“Acquired Party Covered Product”);

(b) each Existing Product and Pending Product of Acquirer as of the Change of Control Date that would have been in direct competition with an Acquired Party Covered Product if both such products were offered for sale contemporaneously by different Persons (“Acquirer Competitive Product”); and

(c) Successor Products.

9.3.4 Notwithstanding anything to the contrary, once the rights, licenses and immunities granted under Circuit Patents to an Acquired Party and its Subsidiaries hereunder have been limited pursuant to this Section 9.3.3, in no event shall such rights, licenses and immunities be subsequently broadened or expanded to cover additional products or Patents.

9.4 Effect on Royalties. To the extent that Spansion retains any of the licenses granted under Sections 3 and 5 following any termination of this Agreement, the obligations of Spansion under Section 6 shall survive. To the extent that Section 6.1 survives, Sections 6.2 through 6.7 shall survive.

9.5 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

9.6 Survival. The provisions of Sections 1, 2, 4 (with respect to Licensed Products made, imported, sold, offered for sale, leased or otherwise disposed of prior to termination of the Agreement), 6, 8, 9.2, 9.3, 9.4, 9.5, 9.6 and 10, and any other sections of this Agreement to the extent expressly provided herein, shall survive any termination of this Agreement.

10. MISCELLANEOUS

10.1 Limitation. Nothing contained in this Agreement shall be construed as:

10.1.1 a warranty or representation by either Party or its Subsidiaries sublicensed hereunder as to the validity, enforceability or scope of any Licensed Patents; or

10.1.2 conferring upon either Party or its Subsidiaries sublicensed hereunder any license, right or privilege under any patents, utility models or design patents except the licenses, rights and privileges expressly granted hereunder; or

10.1.3 a warranty or representation that any acts licensed or sublicensed hereunder will be free from infringement of patents, utility models, design patents, copyrights, mask work rights or trade secrets other than those Patents under which licenses, rights and privileges have been expressly granted hereunder; or

10.1.4 an obligation of either Party or its Subsidiaries to file or maintain any patent application, secure any patent or maintain any patent in force; or

10.1.5 an arrangement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

10.1.6 conferring any right to use in advertising, publicly or otherwise, any trademark, service mark, trade name or their equivalent, or any contraction, abbreviation or simulation thereof, of either Party or its Subsidiaries sublicensed hereunder; or

10.1.7 derogating from or otherwise affecting Parent’s non-competition obligations in Sections 2 and 3 of the Non-Competition Agreement for so long as such obligations remain in effect.

10.2 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

10.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

10.4 Dispute Resolution. The parties hereby agree that claims, disputes, or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A.

10.5 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

10.6 Successors and Assigns. Each Party shall have the right (with written notice to the other Party, but without the need to obtain the consent of the other Party) to assign this Agreement, together with all of its rights and obligations hereunder, to an Acquirer as part of a merger or consolidation of such Party or its Semiconductor Group with or into such Acquirer or a merger of such Acquirer into such Party, or as part of a sale of all or substantially all of the assets or business of such Party or its Semiconductor Group to such Acquirer, provided that the assigning Party’s right to make such assignment is contingent and conditioned upon the non-assigning Party being accorded the right to terminate this Agreement or invoke the provisions of Section 9.3.3 following such merger, consolidation or sale of assets or business, as applicable, in accordance with the terms of Section 9.2; and provided further that such Acquirer assumes all of the assigning Party’s obligations under this Agreement, including the obligation to grant, under all Licensed Patents of the assigning Party and its Subsidiaries licensed as of the Change of Control Date and all Acquirer Licensed Patents (subject to Section 3.3), the rights, licenses and immunities granted to the non-assigning Party and its Subsidiaries under Sections 2, 3 and 4 (as may be limited under Sections 9.3.2 and 9.3.3). In addition, each Party shall have the right (with written notice to the other Party, but without the need to obtain the consent of the other Party) to assign this Agreement, together with all of its rights and obligations hereunder, to a Subsidiary of such Party to which such Party transfers all or substantially all of the assets or business of its Semiconductor Group (for purposes of clarification, such transfer shall not be deemed a Change of Control of such Party or its Semiconductor Group). Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by a Party without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights under any of its Licensed Patents unless such assignment is made subject to the terms of this Agreement.

10.7 Entire Agreement; Amendment. This Agreement (including the Schedule hereto) and the other Transaction Documents and Offering Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter; provided, however, that the rights, licenses and immunities granted to the Parties in such prior agreements shall survive the execution of this Agreement and the other Transaction Documents and Offering Documents to the extent set forth in, and in accordance with the terms of, the Termination Agreement (including Section 3.6 thereof). This Agreement may not be altered or amended except by a written instrument signed by authorized legal representatives of both Parties and, for so long as AMD’s Aggregate Ownership Interest is greater than ten percent (10%), AMD. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or any other Transaction Document or Offering Document.

10.8 Notices and Other Communications. All notices required or permitted under this Agreement shall refer to this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to Spansion:

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Attn: General Counsel

Telephone: (408) 962-2500

Facsimile: (408) 774-7443

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami, Akiruno

Tokyo 197-0833

Japan

Attn: General Manager

Intellectual Property & Technical Standards Division

Electronic Devices Group

Telephone: +81-42-532-1375

Facsimile: +81-42-532-2405

With a copy to (which shall not constitute notice):

Fujitsu Limited

1-1, Kamikodanaka 4-chome

Kawasaki 211-8588

Japan

Attn: General Manager, Industry Relations Division

Telephone: +81-44-754-8641

Facsimile: +81-44-754-8505

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 10.8.

10.9 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

10.10 Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

10.11 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

10.12 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

10.13 Confidentiality of Terms. Neither Party shall disclose the terms of this Agreement to any third parties, except that either Party may disclose to third parties the existence of this Agreement and may disclose the terms of this Agreement to the extent reasonably necessary, in confidence, to its legal counsel, accountants, and banks and their advisors, and to its present or future financing sources for, potential investors in, and potential successors to, all or any portion of the assets or business of such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

FUJITSU LIMITED		SPANSION INC.

By:	/s/ Hiroaki Hurokawa	By:	/s/ Bertrand F. Cambou
Name:	Hiroaki Hurokawa	Name:	Bertrand F. Cambou
Title:	President	Title:	President and Chief Executive Officer

CONSENT TO SUBSTITUTION

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spansion LLC consents to the substitution of Spansion Inc. for Spansion LLC as a party to this Agreement as amended and restated.

SPANSION LLC

By:	/s/ Bertrand F. Cambou
Name:	Bertrand F. Cambou
Title:	President and Chief Executive Officer